UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
May 5, 2011

WESTINGHOUSE SOLAR, INC. (Exact name of registrant as specified in its charter)
Delaware	001-33695	90-0181035
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1475 S. Bascom Ave. Suite 101, Campbell, California 95008
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (408) 402-9400

Akeena, Solar, Inc.
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On May 5, 2011, Westinghouse Solar, Inc. (the “Company”) filed a motion to lift the stay in the United States District Court Northern District of California San Francisco Division against Zep Solar, Inc. and several other defendants for the direct and contributory infringement of the Company’s U.S. Patent No. 7,406,800 (“Andalay Patent No. '800”).  The stay was originally granted on April 14, 2010, pending resolution of re-examination proceedings in the United States Patent and Trademark Office (“USPTO”).

On April 4, 2011, the Company received notice that the USPTO issued a Notice of Intent to Issue a Reexamination Certificate in the proceeding brought by Zep Solar, Inc. to re-examine Andalay Patent No. '800.  Zep Solar, Inc. had initiated this re-examination proceeding as a response to the Company’s complaint brought in the United States District Court Northern District of California San Francisco Division against Zep Solar, Inc. and several other defendants for the direct and contributory infringement of Andalay Patent No. '800. The USPTO's notice in the re-examination proceeding indicates that those proceedings are nearing completion, and means that the Company’s Andalay Patent No. '800 has survived the reexamination process, albeit with modifications due to some claims having been canceled and other claims of the patent remaining intact. The remaining claims covered by Andalay Patent No. '800 include claims being asserted in the Zep litigation. The Company believes that the remaining claims covered by Andalay Patent No. '800 offer continuing protection for the Company’s technology. The re-examination proceedings are expected to be completed within the next few weeks, with the issuance of the Re-examination Certificate by the USPTO. The Company intends to continue to aggressively pursue this case.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 6, 2011	AKEENA SOLAR, INC.
By: /s/ Margaret R. Randazzo
Margaret R. Randazzo,
Chief Financial Officer